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                                                                  EXHIBIT 10.26

                                  MEMORANDUM

DATE: January 11, 1996

TO: Human Resources

FROM: Brian D. Owen

RE:

CC: Mike Marvin
   Joe Gersuk

  Effective January 1, 1996 we will increase Joe Gersuk's base salary by 7.5% taking his new base salary to $177,375.00 annually. Additionally, we will grant Joe an additional 10,000 option shares at the current price. Additionally, we will pay Joe an additional $15,000.00 as a Q2 expense to offset Joe's expense burden of carrying mortgage payments on his Connecticut home while also paying rental on his Loudonville home.

  In the event of a change of control at MapInfo where Joe did not have a position of equal authority and responsibility with the surviving corporate entity, Joe will be entitled to a nine month severance in addition to the terms and conditions outlined in his employment agreement.